                                                                    Exhibit 10.4
                                                                    ------------

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                                    Agreement
                                    ---------

     This Agreement (the "Agreement") is entered into as of August 2, 2002 by and between Mattress Discounters Corporation, a Delaware corporation ("MD") and Sealy, Inc. ("Sealy").

     WHEREAS, MD and Sealy are party to a Supply Agreement dated as of March 17, 1997, as amended, by Amendment No. 1 dated June 30, 1997, Amendment No. 2 dated as of March 1998, Amendment dated August 1, 1999 and a Fourth Amendment to Supply Agreement dated January 10, 2002 (as amended, the "Supply Agreement"); and

     WHEREAS, MD has requested Sealy to provide MD with certain financial accommodations in connection with the administration of the Supply Agreement; and

     WHEREAS, Sealy has agreed to provide such financial accommodations subject to the terms and conditions hereafter provided.

     NOW, THEREFORE, in consideration of the foregoing, the parties hereto hereby agree as follows:

     1. Except as specifically provided for herein, the Supply Agreement shall continue in full force and effect in accordance with the terms thereof. This Agreement is for a term through and including September 30, 2002 and shall expire on the earlier of (i) September 30, 2002 and (ii) expiration of that certain Standstill Agreement dated August 2, 2002 between MD and certain of its senior noteholders.

     2. Notwithstanding the "Payment Terms" provided for in the Supply Agreement, MD agrees to make and Sealy agrees to accept as current payment of amounts due under the Supply Agreement from the date hereof through September 30, 2002 the following amounts:

     a. MD will pay to Sealy on each Thursday that this Agreement is in effect and on September 30, 2002, [**] (a) the total account payable then owing by MD to Sealy according to Sealy's records [**] issued by Sealy and (ii) [**] through the date of such payment, and (b) $[**] as defined in paragraph 4 hereinbelow.

     b. By way of estimation, MD has provided to Sealy the cash flow forecast attached hereto as Exhibit A showing the anticipated amounts of payment that MD expects to make to Sealy on each Thursday in order to comply with the requirements of paragraph (a) above.

     3. MD acknowledges and agrees that [**] payable to MD to [**] by MD to Sealy is and will be in the [**] the same contract, namely, the Supply Agreement, and that [**] does not and will not constitute a setoff or offset within the meaning of Section 553 of the United States Bankruptcy Code or any other transaction or transfer that may be avoided and recovered should MD become a debtor under Title 11.

     4. All disputes that MD has to existing Sealy invoices (the "Disputed Invoices") in the approximate amount of $[**] shall be resolved as follows:

     a. MD and Sealy will use their reasonable commercial efforts to reach prompt agreement on resolving the Disputed Invoices. MD acknowledges and agrees that Sealy has already provided it with copies of the Disputed Invoices. Sealy will also provide MD with copies of the proofs of delivery for the Disputed Invoices. For its part, MD will provide Sealy with a written statement explaining the basis or bases for MD's disputing payment of the Disputed Invoices, together with a copy of all supporting records in MD's possession (e.g., MD's returned goods form, signed by Sealy, evidencing that goods covered by a Disputed Invoice have been returned to Sealy). On or before [**], MD and Sealy shall prepare and sign a written agreement (the "Disputed Invoice Agreement") identifying each Disputed Invoice resolved by agreement of the parties and stating the amount, if any, that MD owes Sealy with respect thereto.

     b. Each Disputed Invoice that is not resolved by the Disputed Invoice Agreement shall be resolved as follows: (i) MD shall [**] provide MD with a copy of the proof of delivery relating thereto prior to [**];
          (ii) MD shall [**] if, prior to [**], Sealy has provided MD with the proof of delivery relating thereto and MD has not provided Sealy with its written statement explaining the basis or bases for disputing payment and business records to support MD's position and for which prior to [**] MD has not disputed in writing the accuracy of the proof of delivery ; (iii) MD shall be [**] for which prior to [**], MD has provided Sealy with a proof of delivery relating thereto and for which prior to [**], Sealy has not disputed in writing the accuracy of the proof of delivery; and (iv) all remaining Disputed Invoices not resolved pursuant to paragraphs 4.a., 4.b(i), 4.b(ii), and 4.b(iii) shall be resolved [**].

     c. MD shall be [**] amounts that are determined not to be owed by MD in accordance with the dispute resolution process in paragraphs 4.a. and/or 4.b. hereof.

     5. MD will provide Sealy with daily updates of cash receipts and disbursements.

     6. MD will not materially improve the payment terms of its other vendors who are owed in excess of $[**].

     7. Notwithstanding any term of the Supply Agreement to the contrary, during the term of this Agreement, MD will [**] all product purchased during the term of this Agreement.

     8. Failure by MD to comply in any material respect with the terms of this Agreement or the Supply Agreement as hereby modified could result in Sealy's withdrawing its support to MD.

     9. All rebates and subsidies will be calculated as provided for in the Supply Agreement (including without limitation a reduction in the annual rebate due to MD's [**]) and paid by issuance of credit memos.

     10. Sealy is the holder of a participation interest in certain of MD's obligations under the Credit Agreement among Mattress Holding Corporation, Mattress Discounters Corporation and the Lenders Party thereto (the "Lenders"), as amended and restated as of January 11, 2002, and as further amended through the date hereof (the "Credit Agreement"). To the extent that Sealy has a right to vote on actions to be taken or not taken by the Lenders, Sealy agrees to not vote in favor of the Lenders taking any action to commence any suit or to exercise any other remedy to which the Lenders are entitled under the Credit Agreement through [**] based upon the existence of [**]; provided, however, that nothing herein shall require Sealy to breach its obligations as a participant under the Credit Agreement or shall constitute a waiver of any default under the Credit Agreement.

     11. In the event MD decides to commence a proceeding under Title 11 of the United States Bankruptcy Code, MD agrees to commence any such proceeding either in the Bankruptcy Court for the District of Maryland or the Southern District of New York, in the sole determination of MD's board of directors.

     12. The provisions of paragraphs 3, 4 and 11 shall survive termination or expiration of this Agreement.

     13. This Agreement has been reviewed and approved by a special committee of MD's board of directors authorized to act with respect to this Agreement and constitutes the entire agreement of the parties with respect to the subject matters addressed hereby and supersedes all prior discussions and negotiations.

                                MATTRESS DISCOUNTERS CORPORATION

                                By: /s/ Stephen J. Newton
                                    ---------------------
                                    Stephen J. Newton



                                SEALY, INC.

                                By: /s/ Kenneth L. Walker
                                    ---------------------
                                    Kenneth L. Walker
                                    Vice Pres., General Counsel & Secretary